Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	Doug Hesney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9661	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dhesney@makovsky.com	Email: dstasse@trinseo.com

Trinseo Updates Full Year 2017 Outlook and Provides Preliminary Third Quarter 2017 Financial Results

BERWYN, Pa — October 12, 2017 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today announced preliminary expected operating results for the third quarter of 2017 to be about $50 million above previously issued guidance, on a pre-tax basis, and updated its outlook for the full year of 2017.

The updated guidance primarily reflects an increase in global styrene margins from unplanned supply outages. This favorable impact is primarily in the Feedstocks segment, and includes an approximately $15 million favorable impact from Hurricane Harvey.

“As a result of Hurricane Harvey as well as additional unplanned styrene outages, global styrene margins in the third quarter increased above our prior expectations and this continued into the fourth quarter,” said Chris Pappas, Trinseo’s President and Chief Executive Officer. “In addition, strong fundamentals across our segments continue, and therefore, we are updating our full-year outlook.”

As previously announced in August, the company executed a successful debt refinancing which is expected to reduce annual cash interest by about $25 million. The company now expects third quarter net income of between $32 million and $37 million which includes a pre-tax charge of approximately $66 million from this recent debt refinancing. This updated estimate compares to the previously guided net income range of $50 million to $58 million, which did not reflect a charge for debt refinancing.

Trinseo is updating its third quarter Adjusted EBITDA estimate to between $162 million and $168 million which compares to the previously guided range of $110 million to $120 million. Additionally, the company now expects an approximately $25 million unfavorable net timing impact in the third quarter in comparison to the $30 million unfavorable net timing impact estimate that was previously communicated.

Trinseo expects a full year 2017 improvement in operating results in comparison to previously issued guidance. This includes an updated net income outlook of $282 million to $290 million (including a $66 million pre-tax charge related to debt refinancing) versus previous guidance of $294 million to $302 million, which did not reflect a charge for debt refinancing. The updated Adjusted EBITDA outlook of $605 million to $615 million, which includes a net unfavorable timing impact of about $25 million, compares to previous guidance of $550 million to $560 million, which included a net unfavorable timing impact of about $30 million.

Further details will be communicated on Trinseo’s third quarter financial results conference call on November 3, 2017.

Unaudited financial data for the fiscal quarter ended September 30, 2017 presented above are preliminary, based upon our good faith estimates and subject to completion of our financial closing procedures. We have provided ranges for our expectations described above because our fiscal quarter closing procedures are not yet complete. While we expect that our final financial results for the quarterly period ended September 30, 2017, following the completion of our financial closing procedures, will be within the ranges described above, our actual results may differ materially from these estimates as a result of the completion of our financial closing procedures as well as final adjustments and other developments that may arise between now and the time that our financial results for this quarterly period are finalized. All of the data presented above has been prepared by and is the responsibility of management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. This summary is not a comprehensive statement of our financial results for the quarterly period.

Note 1: Reconciliation of Non-GAAP Performance Measures to Net income

We present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring; acquisition related costs and other items.  In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance.  As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

For the reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the three months ended September 30, 2017, as well as for the full year ended December 31, 2017.  See “Note on Forward-Looking Statements” below for a discussion of the limitations of these forecasts. Amounts below may not sum due to rounding.

	Three Months Ended	Year Ended
(In millions, except per share data)	September 30, 2017	December 31, 2017
Adjusted EBITDA	$162 - 168	$605 - 615
Interest expense, net	(18)	(70)
Provision for income taxes	(6) - (7)	(73) - (75)
Depreciation and amortization	(29)	(109)
Reconciling items to Adjusted EBITDA (a)	(77)	(71)
Net Income	32 - 37	282 - 290
Reconciling items to Adjusted Net Income (a)	65	59
Adjusted Net Income	96 - 101	341 - 350

Weighted average shares- diluted (b)	44.8	45.0
EPS (Diluted)	$0.71 - 0.82	$6.27 - 6.45
Adjusted EPS	$2.15 - 2.27	$7.59 - 7.77

(a)                  Reconciling items to Adjusted EBITDA and Adjusted Net Income for the three months ended September 30, 2017 reflect the Company’s preliminary estimate of adjustments for the period, and primarily reflect the impacts of the Company’s debt refinancing during the quarter along with certain restructuring and acquisition-related charges. Furthermore, reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted full year ended December 31, 2017, we have only included impacts of reconciling items previously disclosed or estimated for the three months ended September 30, 2017.  We have not included estimates for these items during the fourth quarter.

(b)                  Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.7 billion in net sales in 2016, with 16 manufacturing sites around the world, and nearly 2,200 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA and Adjusted EPS. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expect,” “estimate,” “project,” “outlook,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of financial performance, growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.